Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Execution Version

Amendment No. 1 to

Option and License Agreement

This is Amendment No. 1 to the Option and License Agreement by and between AVEO Pharmaceuticals, Inc. (“AVEO”) and Biogen Idec International GmbH (“Biogen Idec”) dated as of March 18, 2009 (the “Agreement”). The effective date of this Amendment No. 1 is March 18, 2014 (the “Amendment Effective Date”). Capitalized terms used in this Amendment No. 1 shall have the meanings set forth in the Agreement, except as otherwise provided in this Amendment.

1. Background.

(a) WHEREAS, under the terms of the Agreement, AVEO and Biogen Idec agreed to collaborate on the development of ERBB3 Antibodies, with Biogen Idec holding an option to obtain exclusive rights in the Licensed Territory to develop, manufacture and commercialize Licensed Products,

(b) WHEREAS, pursuant to the Development Plan, AVEO commenced a Phase 1 Clinical Trial of an ERBB3 Antibody known as AV-203 (“AV-203”),

(c) WHEREAS, the Parties have agreed to the termination of the option and license rights of Biogen Idec under the Agreement and the payment by AVEO to Biogen Idec of royalties and a portion of certain milestone payments received by AVEO relating to a Licensed Product, including AV-203, and

(d) WHEREAS, on or about August 31, 2011, Biogen Idec assigned its rights and obligations under the Agreement to Biogen Idec MA Inc. (“BIMA”), an upstream Affiliate (i.e. indirect, 100% controlling parent) of Biogen Idec.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment No. 1, AVEO and BIMA, intending to be legally bound, hereby agree to the amendments to the Agreement as reflected in Sections 2-7 of this Amendment No. 1.

2. Termination of Option; Other Terminated Provisions.

(a) As of the Amendment Effective Date, the Option granted by AVEO to Biogen Idec pursuant to Section 2.1 of the Agreement shall terminate and be of no further force and effect. As a result of the termination of the Option, the following provisions of the Agreement shall terminate as of the Amendment Effective Date and be of no further force or effect: Article II (Option Grant and Development During Option Period), Article III (License Grants), Article IV (Governance During License Term), Article V (Development During License Term), Article VI (Commercialization During License Term), Article VII (Manufacture), Article IX (Intellectual Property Ownership, Protection and Related Matters), Article XIII (Control Assumption Options) and Article XIV (Term; Termination and Remedies for Breach).

(b) The Parties agree that the following provisions of the Agreement shall terminate as of the Amendment Effective Date and be of no further force or effect: Section 8.1 (Initial Fee), Section 8.2 (Equity Purchase), Section 8.3 (Payments bv Biogen Idec During Option Exercise Period), Section 8.4 (Milestone Payments by Biogen Idec After Exercise of Option), Section 8.5 (Royalty Payments by Biogen Idec), Section 8.6 (Royalty Payments by AVEO), Section 8.7 (Restrictions on Bundling), Section 8.8 (Royalty Term), Section 8.9 (Third Party Licenses), Section 8.16(b) (Records and Audits — Development Costs) Section 10.3 (Publicity), Section 10.4 (Publications), Section 12.1 (Indemnification by Biogen Idec) and Section 12.5 (Insurance).

3. Continuing Provisions. The Parties agree that the following provisions of the Agreement shall continue following the Amendment Effective Date and be of full force and effect (such provisions, the “Continuing Provisions”): Article I (Definitions), Section 8.10 (Payments; Reports), Section 8.11 (Taxes), Section 8.12 (United States Dollars), Section 8.13 (Currency Conversion), Section 8.14 (Blocked Payments), Section 8.15 (Late Payments) and Section 8.16(a) (Records and Audits - Royalties), Section 10.1 (Confidential Information), Section 10.2 (Permitted Disclosures), Article XI (Representations and Warranties), Section 12.2 (Indemnification by AVEO), Section 12.3 (Indemnification Procedure), Section 12.4 (Limitation of Liability), Article XV (Dispute Resolution) and Article XVI (Miscellaneous).

4. AVEO Obligations

(a) Diligence Obligation. AVEO shall in good faith use reasonable efforts to seek a collaboration partner for the purpose of funding further Development and Commercialization of Licensed Products. For purposes of clarity, the Parties understand that AVEO shall not be required by the Agreement or this Amendment No. 1, to further Develop or Commercialize a Licensed Product in the absence of a Third Party collaborator.

(b) Payment Obligations. AVEO shall pay the percentage of Milestone Payments (as defined below) and royalties set forth in subsection (c) and (d) below (the “AVEO Payment Obligations”) to BIMA up to a cumulative payment amount of $50 million (the “Maximum Payment”). AVEO’s obligations with respect to the AVEO Payment Obligations shall continue until such time as BIMA has received from AVEO the Maximum Payment, after which time no further amounts shall be owed by AVEO to BIMA under the Agreement or this Amendment No. 1. The Aveo Payment Obligations are in lieu of all other payment obligations of AVEO to Biogen Idec and/or BIMA under the Agreement, including payments under Section 8.6 of the Agreement.

(c) Milestone Payments. AVEO shall pay to BIMA [**] percent ([**]%) of all Milestone Payments received by AVEO after the second anniversary of the Amendment Effective Date. Such payments shall be made within [**] days after the end of any Calendar Quarter in which any such Milestone Payments are received by AVEO. As used in this Amendment No. 1, “Milestone Payments” means any and all payments by a Third Party to AVEO in connection with the achievement by AVEO or such Third Party (or any Sublicensee) of development, regulatory or commercial milestones relating to a Licensed Product, including sales-based milestones. For clarity, any upfront payments, payments for supplies or reimbursement of expenses are not included in Milestone Payments.

(d) Royalties on Net Sales. AVEO shall pay to BIMA royalties on Net Sales by AVEO, its Affiliates or Sublicensees of Licensed Products equal to [**] percent ([**]%) of such Net Sales. Such royalties shall be paid to BIMA in accordance with Section 8.10 of the Agreement.

(e) Applicable Provisions. For the avoidance of doubt, the provisions of Section 8.10 (Payments; Reports), Section 8.11 (Taxes), Section 8.12 (United States Dollars), Section 8.13 (Currency Conversion), Section 8.14 (Blocked Payments), Section 8.15 (Late Payments) and Section 8.16(a) (Records and Audits - Royalties) shall be applicable to payments under subsections (c) and (d) above.

5. Biogen Idec Obligations. As of the Amendment Effective Date, Biogen Idec and BIMA shall have no further obligations to AVEO under the Agreement, except to the extent such obligations arise under the Continuing Provisions.

6. Confidential Information. Notwithstanding anything to the contrary in Article X, the Parties agree that, in furtherance of its obligations under Section 4(a) of this Amendment No. 1, AVEO shall be allowed to disclose Confidential Information, including the Agreement and this Amendment No. 1, to potential Third Party collaborators and Sublicensees of Licensed Products; provided that, such potential collaborators and Sublicensees are subject to obligations of confidentiality and non-use consistent with the obligations set forth in Section 10.1 of the Agreement and AVEO shall remain responsible for any failure of such collaborator or sublicensee to treat such Confidential Information as required under Section 10.1 of the Agreement.

7. Term. Notwithstanding the termination of Section 14.1 of the Agreement, the Agreement, as amended by this Amendment No. 1, shall remain in effect until the expiration of AVEO’s payment obligations under Section 4 above upon payment of amounts equal to the Maximum Payment.

IN WITNESS WHEREOF, AVEO and BIMA have caused this Amendment No. 1 to be duly executed by their authorized representatives on the Amendment Effective Date.

AVEO PHARMACEUTICALS, INC.

By:	/s/ Tuan Ha Ngoc
	Name:	Tuan Ha-Ngoc
	Title:	President and Chief Executive Officer

BIOGEN IDEC MA INC.

By:	/s/ Lynne Sullivan
	Name:	Lynne Sullivan
	Title:	Director